EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated February 24, 1998, on our audits of the consolidated financial statements and financial statement schedule of ProxyMed, Inc. and subsidiaries as of December 31, 1997 and 1996, and for each of the three years ended December 31, 1997, which reports appear in the Annual Report on Form 10-K of ProxyMed, Inc. and subsidiaries for the fiscal year ended December 31, 1997 filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.


/S/  COOPERS & LYBRAND L.L.P.
-----------------------------
Coopers & Lybrand L.L.P.

Miami, Florida
April 16, 1998